UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 16, 2010

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5555

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05	Costs Associated With Exit or Disposal Activities

On March 16, 2010 Domtar Corporation announced that it will permanently close its coated groundwood paper mill in Columbus, Mississippi. The Domtar coated groundwood paper mill has an annual production capacity of 238,000 tons of coated groundwood and 70,000 metric tons of thermo-mechanical pulp. The mill currently has 219 employees. Operations are expected to cease by the end of April 2010.

Costs in connection with the permanent closure of the Domtar Columbus coated groundwood paper mill are expected to be incurred in the first quarter of 2010. This closure will result in an aggregate pre-tax earnings charge of approximately $25 million, of which an estimated $15 million is non-cash charges related to the write-off of the carrying amount of the paper mill’s equipment, related spare parts and storeroom inventory, and an estimated $10 million is pre-tax cash charges related to severance and employee benefits.

Costs associated with exit activities are based on management’s best estimates. Although the Company does not anticipate significant changes, actual costs may differ from these estimates due to subsequent business developments. As such, additional costs may be recorded in future periods.

A copy of the news release is being furnished as Exhibit 99.1 to this form 8-K.

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibits 99.1:     Press release of Domtar Corporation, dated March 16, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION
(Registrant)

By:	/S/ RAZVAN L. THEODORU
Name:	Razvan L. Theodoru
Title:	Vice-President, Corporate Law and Secretary

Date: March 16, 2010

Exhibit Index

Exhibit No.	Exhibit

99.1	Press Release of Domtar Corporation, dated March 16, 2010.

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